Exhibit 99.01
DexCom, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-February 25, 2015) - DexCom, Inc. (Nasdaq: DXCM) today reported its audited financial results as of and for the quarter and fiscal year ended December 31, 2014.

For the full-year ended December 31, 2014, product revenue grew to $257.1 million, an increase of 64% from the $157.1 million in product revenue reported for 2013, and total revenue grew to $259.2 million, an increase of 62% from 2013. Product revenue grew to $84.3 million for the fourth quarter of 2014, an increase of 64% from the $51.3 million in product revenue reported for the comparable period in 2013. Total fourth quarter 2014 revenue, which included development grant and other revenue, grew to $84.3 million, an increase of 63% from the comparable period in 2013. Product gross profit totaled $59.4 million and $174.8 million for the three and twelve months ended December 31, 2014, compared to a product gross profit of $34.1 million and $99.0 million for the three and twelve months ended December 31, 2013. The Company reported net income of $1.3 million, or $0.02 per share, and a net loss of $22.4 million, or $0.30 per share, for the three and twelve months ended December 31, 2014, compared to a net loss of $2.6 million, or $0.04 per share, and $29.8 million, or $0.42 per share, for the three and twelve months ended December 31, 2013. The net loss for 2014 included $58.8 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization.

Total cost of sales for the twelve months ended December 31, 2014 totaled $82.9 million compared to $59.9 million for 2013. The increase was primarily due to additional product sales. Research and development expense totaled $69.4 million in 2014 compared to $44.8 million in 2013. Changes in research and development expense included additional payroll costs, consulting costs and $8.5 million in additional non-cash share-based compensation. Selling, general and administrative expense totaled $128.4 million in 2014 compared to $84.2 million in 2013, with the change primarily due to additional payroll costs, commissions and $15.0 million in additional non-cash share-based compensation. As of December 31, 2014, the Company had $83.6 million in cash, cash equivalents and marketable securities.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to "Our Company," then "Investor Relations," and then "Events and Webcasts," and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the confirmation number "38766435" approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and people with diabetes, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of people with diabetes to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company's annual report on Form 10-K for the period ended December 31, 2014, as filed with the Securities and Exchange Commission on February 25, 2015.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Consolidated Balance Sheets
(In millions—except par value data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$71.8	$43.2
Short-term marketable securities, available-for-sale	11.8	11.4
Accounts receivable, net	42.4	26.1
Inventory	16.0	9.0
Prepaid and other current assets	3.9	3.4
Total current assets	145.9	93.1
Property and equipment, net	31.2	20.7
Restricted cash	1.0	1.0
Intangible assets, net	2.7	3.6
Goodwill	3.2	3.2
Other assets	0.6	0.9
Total assets	$184.6	$122.5
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$20.4	$14.1
Accrued payroll and related expenses	17.2	15.1
Current portion of long-term debt	2.3	2.2
Current portion of deferred revenue	0.7	0.7
Total current liabilities	40.6	32.1
Other liabilities	1.5	1.7
Long-term debt, net of current portion	2.3	4.6
Total liabilities	44.4	38.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 77.6 and 77.3 issued and outstanding, respectively, at December 31, 2014; and 72.8 and 72.5 shares issued and outstanding, respectively, at December 31, 2013	0.1	0.1
Additional paid-in capital	638.0	559.5
Accumulated other comprehensive loss	(0.1)	(0.1)
Accumulated deficit	(497.8)	(475.4)
Total stockholders’ equity	140.2	84.1
Total liabilities and stockholders’ equity	$184.6	$122.5

DexCom, Inc.
Consolidated Statements of Operations
(In millions—except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Product revenue	$84.3	$51.3	$257.1	$157.1
Development grant and other revenue	—	0.4	2.1	2.9
Total revenue	84.3	51.7	259.2	160.0
Product cost of sales	24.9	17.2	82.3	58.1
Development and other cost of sales	—	0.4	0.6	1.8
Total cost of sales	24.9	17.6	82.9	59.9
Gross profit	59.4	34.1	176.3	100.1
Operating expenses
Research and development	21.6	12.6	69.4	44.8
Selling, general and administrative	36.2	23.8	128.4	84.2
Total operating expenses	57.8	36.4	197.8	129.0
Operating income (loss)	1.6	(2.3)	(21.5)	(28.9)
Interest expense	(0.2)	(0.3)	(0.8)	(0.9)
Income (loss) before income taxes	1.4	(2.6)	(22.3)	(29.8)
Income tax expense	0.1	—	0.1	—
Net income (loss)	$1.3	$(2.6)	$(22.4)	$(29.8)
Basic net income (loss) per share	$0.02	$(0.04)	$(0.30)	$(0.42)
Shares used to compute basic net income (loss) per share	76.8	72.0	75.2	71.1
Diluted net income (loss) per share	$0.02	$(0.04)	$(0.30)	$(0.42)
Shares used to compute diluted net income (loss) per share	81.7	72.0	75.2	71.1